Exhibit 1

MIDROOG Ltd. Comments that the Acquisition of Harris Night Vision Business Is Expected to Moderately Slow Elbit Systems' Coverage Ratios, Due to Debt Reducing Steps Taken by Elbit Systems

Haifa, Israel, April 30, 2019 - Elbit Systems Ltd. (NASDAQ: ELST, TASE: ELST) ("Elbit Systems" or “the Company”) announced today that the Israeli rating agency, Midroog Ltd. ("Midroog"), issued a special report issuer comment (the "Issuer Comment"), that the anticipated completion of the transaction underlying the signing of an agreement by the Company’s U.S. subsidiary, Elbit Systems of America, to acquire Harris Corporation’s Night Vision Business, as announced by the Company on April 5, 2019, (the "Acquisition"), is expected to moderately slow the Company's coverage ratios, due to debt reducing steps taken by the Company including a recent share offering, as announced by the Company on April 9, 2019.
The Series "A" Notes issued by the Company in 2010 and in 2012 (the "Notes"), are currently rated "Aa1" (on a local scale), with negative outlook.
Midroog will continue to examine during a period following the closing of the Acquisition, the impact of the Acquisition on the Company’s cash flow and financial results, as well as the Company’s overall financial leverage, as a result of the Acquisition as well as the acquisition of IMI Systems, with a reasonable possibility that the Company will recover its coverage ratios in the medium term.
Midroog's official Issuer Comment in Hebrew, will be submitted to the Israel Securities Authority and the TASE. An unofficial English translation of Midroog's Issuer Comment will be submitted by the Company on Form 6-K to the U.S. Securities and Exchange Commission.
This press release shall not constitute an offer to sell or a solicitation of an offer to buy any Notes.

About Elbit Systems
Elbit Systems Ltd. is an international high technology company engaged in a wide range of defense, homeland security and commercial programs throughout the world. The Company, which includes Elbit Systems and its subsidiaries, operates in the areas of aerospace, land and naval systems, command, control, communications, computers, intelligence surveillance and reconnaissance ("C4ISR"), unmanned aircraft systems, advanced electro-optics, electro-optic space systems, EW suites, signal intelligence systems, data links and communications systems, radios, cyber-based systems and munitions. The Company also focuses on the upgrading of existing platforms, developing new technologies for defense, homeland security and commercial applications and providing a range of support services, including training and simulation systems.
For additional information, visit: www.elbitsystems.com, follow us on Twitter or visit our official Youtube Channel.

Contacts:

Company Contact:

Joseph Gaspar, Executive VP & CFO
Tel: +972-4-8316663
j.gaspar@elbitsystems.com

David Vaaknin, VP, Head of Corporate Communications
Tel: +972-77-2946691
david.vaaknin@elbitsystems.com
Elbit Systems Ltd.
IR Contact: Ehud Helft Gavriel Frohwein GK Investor Relations Tel: 1-646-688-3559 elbitsystems@gkir.com

This press release contains forward‑looking statements (within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended) regarding Elbit Systems Ltd. and/or its subsidiaries (collectively the Company), to the extent such statements do not relate to historical or current fact. Forward-looking statements are based on management’s expectations, estimates, projections and assumptions. Forward‑looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future results, performance and trends may differ materially from these forward‑looking statements due to a variety of factors, including, without limitation: scope and length of customer contracts; governmental regulations and approvals; changes in governmental budgeting priorities; general market, political and economic conditions in the countries in which the Company operates or sells, including Israel and the United States among others; differences in anticipated and actual program performance, including the ability to perform under long-term fixed-price contracts; and the outcome of legal and/or regulatory proceedings. The factors listed above are not all-inclusive, and further information is contained in Elbit Systems Ltd.’s latest annual report on Form 20-F, which is on file with the U.S. Securities and Exchange Commission. All forward‑looking statements speak only as of the date of this release. The Company does not undertake to update its forward-looking statements.

Elbit Systems Ltd., its logo, brand, product, service and process names appearing in this Press Release are the trademarks or service marks of Elbit Systems Ltd. or its affiliated companies. All other brand, product, service and process names appearing are the trademarks of their respective holders. Reference to or use of a product, service or process other than those of Elbit Systems Ltd. does not imply recommendation, approval, affiliation or sponsorship of that product, service or process by Elbit Systems Ltd. Nothing contained herein shall be construed as conferring by implication, estoppel or otherwise any license or right under any patent, copyright, trademark or other intellectual property right of Elbit Systems Ltd. or any third party, except as expressly granted herein.